TRADE FINANCE AGREEMENT



        THIS AMENDED AND RESTATED TRADE FINANCE AGREEMENT ('Agreement') is made and entered into as of July 15, 1998 by and between SanDisk Corporation, a Delaware Corporation ('Borrower') and UNION BANK OF CALIFORNIA, N.A. ('Bank'). This Agreement amends and restates in its entirety that certain Trade Finance Agreement dated July 1, 1996, as amended from time to time, between Bank and Borrower.


         SECTION 1.      THE LOAN

         1.1 The Trade Finance Credit Facility. Bank will extend to Borrower a Trade Finance Credit Facility in an amount not to exceed Ten Million Dollars ($10,000,000); (the 'Trade Finance Credit Facility') to expire on July 15, 1999. The Trade Finance Credit Facility shall be subject to the following sublimits:

        a. The Clean Advance Line in an amount not to exceed Ten Million Dollars ($10,000,000);

        b. The Standby L/C Line in an amount not to exceed Ten Million Dollars ($10,000,000);



        1.1.1 Clean Advance Line. Bank will also make available an amount that will not exceed the amount listed above (the 'Clean Advance Line') for Borrower's working capital purposes. All advances under the Clean Advance Line must be made on or before July 15, 1999, at which time all unpaid principal and interest under the Clean Advance Line shall be due and payable. Borrower may borrow, repay and reborrow all or part of the Clean Advance Line in accordance with the terms of the Clean Advance Note. The Clean Advance Line shall be evidenced by a Promissory Note (the 'Clean Advance Note') on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entry shall be deemed to be the amount of the Clean Advance Line outstanding. Omission by Bank to make any such entries shall not discharge Borrower of its obligation to repay amounts borrowed in full with interest.


        1.1.2 The Standby L/C Sublimit. Bank shall issue, for the account of Borrower, one or more irrevocable, standby letters of credit (individually, a "Standby L/C' and collectively, the 'Standby L/Cs'). All such Standby L/Cs shall be drawn on such terms and conditions as are acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form of Standby UC application and reimbursement agreement. The aggregate amount available to be drawn under all outstanding Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs shall not exceed Ten Million Dollars ($10,000,000). No Standby L/C shall expire after July 15, 1999.


        1.1.3 Trade Finance Revolving Lines and Limits. The aggregate amount available to be drawn under each sublimit listed above shall be reduced, dollar for dollar, by the aggregate amount of unpaid principal obligations under the respective sublimit. The aggregate of all unpaid advances and reimbursement obligations shall reduce, dollar for dollar, the maximum amount available under the Trade Finance Credit Facility. Borrower may reborrow or obtain new extensions of credit under each such sublimit until the expiration date of the Trade Finance Credit Facility, to the extent that Borrower has paid or otherwise satisfied prior borrowings or extensions of credit, subject to all terms and conditions in the Loan Documents.


1.2 Terminology.

As used herein the word 'Loan' shall mean, collectively, all the credit facilities described above.

As used herein the word 'Note' shall mean, collectively, all the promissory notes described above.

As used herein, the words 'Loan Documents' shall mean all documents executed in connection with this Agreement.

As used herein, the word 'L/C' shall mean all Commercial L/Cs and Standby L/Cs described above.




        1.3 Purpose of Loan. The proceeds of the Trade Finance Credit Facility shall be used to finance Borrower's customary trade cycle. Proceeds of the Clean Advance Line shall be used for general working capital purposes.

        1.4 Interest. The unpaid principal balance of the Clean Advance Line shall bear interest at the rate of zero percent (0%) per annum in excess of the Reference Rate as more specifically provided in the Clean Advance Note.

        1.5 Trade Finance Fees. All fees in connection with the Trade Finance Credit Facility will be in accordance with Bank's standard schedule of fees as published from time to time, except as follows: Standby L/C Issuance Fee shall be at Four-Tenth's of One Percent (0.40%) per annum.

        1.6 Balances. Borrower shall maintain its major depository accounts, excluding its broker accounts, with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

        1.7 Disbursement. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

        1.8 Controlling Document. In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Documents will prevail over the terms of this Agreement.


         SECTION 2.      CONDITIONS PRECEDENT

        Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

        2.1 Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

        2.2 Borrowing Resolution. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

        2.3 Continuing Compliance. At the time any UC is to be issued, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.


        SECTION 3. REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants that:

        3.1 Business Activity. The principal business of Borrower is the manufacturing of flash storage products.

        3.2 Affiliates and Subsidiaries. Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or at least a 25% ownership interest) and their addresses, and the names of Borrower's principal shareholders, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

        3.3 Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

        3.4 Financial Statements. The financial statements of Borrower, including both a balance sheet at March 31, 1998 together with supporting schedules, and an income statement for the three (3) months ended March 31, 1998, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby. Since March 31, 1998, there has been no material adverse change in the financial condition or operations of Borrower.

        3.5 Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those specifically referred to in said financial statements.

        3.6 Litigation. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

        3.7 Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

        3.8 Organization. Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

        3.9 Power. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

        3.10 Authorization. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower.

        3.11 Qualification. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

        3.12 Compliance With Laws. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

        3.13 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

        3.14 Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

        3.15 Continuing Representations. These representations shall be considered to have been made again at and as of the date each L/C is issued and of each disbursement of the Loan and shall be true and correct as of such date or dates.



         SECTION 4.     AFFIRMATIVE COVENANTS

        Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

        4.1 Use of Proceeds. Borrower will use the proceeds of the Loan only as provided in subsection 1.3 above.

        4.2 Payment of Obligations. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

        4.3 Maintenance of Existence. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

        4.4 Records. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for such audits shall be paid by Borrower.

        4.5       Information Furnished.  Borrower will furnish to Bank:

        (a) Within forty five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with generally accepted accounting principles;

        (b)Within one hundred twenty (1 20) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year, its income and expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

        (c) Such other financial statements and information as Bank may reasonably request from time to time;

        (d) In connection with each financial statement provided hereunder, a statement executed by chief financial officer of Borrower, certifying that no default has occurred and no event exists which with notice or the lapse of time or both, would result in a default hereunder,

        (e)Prompt written notice to Son-k of all events of default under any of the terms or p of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank, and of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition, and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations, and

        (f) Prior written notice to Bank of any changes in Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office.

        4.6 Quick Ratio. Borrower shall maintain at all times a ratio of cash, accounts receivable and marketable securities to current liabilities of not less than 2.25:1.0, as such terms are defined by generally accepted accounting principals. Bank Line and Deferred Revenues shall be included in current liabilities.

        4.7 Tangible Net Worth. Borrower will at all times maintain Tangible Net Worth of not less than One Hundred Seventy Million Dollars ($170,000,000) plus 50% of Net Profit after Taxes. "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).

        4.8 Debt To Tangible Net Worth. Borrower will at all times maintain a ratio of total liabilities to tangible net worth of not grater than 0.5:1.0. "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).

        4.9 Profitability. Borrower will maintain a net profit, after provision for income taxes, of any positive amount, for any two consecutive fiscal quarters, as reported at the end of each such fiscal quarter. Net profit after tax for any fiscal quarter will not reflect a loss greater than five percent (5%) of Tangible Net Worth as of the last day of the immediately preceding fiscal quarter.

        4.10 Insurance. Borrower will keep all of its insurable property, real, personal or mixed, insured by good and responsible companies against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damages to persons and property.

        4.11 Additional Requirements. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

        4.12 Litigation and Attorneys' Fees. Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

        4.13 Bank Expenses. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

        4.14 Reports Under Pension Plans. Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.



         SECTION 5.     NEGATIVE COVENANTS

Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

        5.1 Encumbrances and Liens. Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank and except for minor encumbrances and easements on real property which do not affect its market value, and except for existing liens on Borrower's personal property and future purchase money security interests encumbering only the personal property purchased.

        5.2 Borrowings. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Borrower will not borrow any money, become contingently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements made with Bank.

        5.3 Sale of Assets, Liquidation or Merger. Borrower will neither liquidate nor dissolve nor enter into any consolidation, merger, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another.

        5.4 Loans, Advances and Guaranties. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit.

        5.5 Investments. Borrower will not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, and those eligible instruments outlined in Borrower's investment policy provided to Bank, provided all such permitted investments shall mature with in 30 months of purchase. An additional cash investment in USI, a semiconductor manufacturing venture headed by UMC is permitted, provided the investment does not exceed Twenty Million Dollars ($20,000,000) in fiscal year 1998.

        5.6 Payment of Dividends. Borrower will not declare or pay any dividends, other than a dividend payable in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

        5.7 Retirement of Stock. Borrower will not acquire or retire any share of its capital stock for value.

        5.8 Parent and Subsidiary Property. Borrower will not transfer any property to its parent or any affiliate of its parent, except for value received in the normal course of business as business would be conducted with an unrelated or unaffiliated entity. In no event shall management fees or fees for services be paid by Borrower to any such direct or indirect affiliate without Bank's prior written approval.

        5.9 Capital Expenditures. Borrower will not make capital expenditures in excess of Fifteen Million Dollars ($15,000,000) in any fiscal year; and shall only make such expenditures as are necessary for Borrower in the conduct of its ordinary course of business. Each said expenditure shall be needed by Borrower in the ordinary course of its business.

Expenditures as used in this subsection shall include the current expense portion of all leases whether or not capitalized and shall also include the current portion of any debt used to finance capital expenditures.


         SECTION 6.      EVENTS OF DEFAULT

         The occurrence of any of the following events ('Events of Default') shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

        6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

        6.2 Any default shall occur under the Note; or

        6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents;

        6.4 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any Guarantor or subordinating creditor dies, disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

        6.5 There is a change in ownership or control of ten percent (1 0%) or more of the issued and outstanding stock of Borrower.


SECTION 7. MISCELLANEOUS PROVISIONS


        7.1 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lion.

        7.2 Non waiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not precede the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

        7.3 Inurement. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment of Borrower without Bank's consent shall be null and void.

        7.4 Applicable Law. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

        7.5 Severability. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

        7.6 Integration Clause. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

        7.7 Construction. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        7.8 Amendments. This Agreement may be amended only in writing signed by all parties hereto.

        7.9 Counterparts. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original.


        SECTION 8. SERVICE OF NOTICES

        8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given:
(a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and
(d) upon telephoned confirmation of receipt, if telecopied.

        8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.



THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.



UNION BANK OF CALIFORNIA, N.A.           SANDISK CORPORATION, A
DELAWARE                                 DELAWARE CORPORATION



------------------------------------     -----------------------------------
John Noble                               Eli Harari
Vice President                           President & CEO



------------------------------------     -----------------------------------
JamesGoudy                               Cindy Burgdorf
Vice President                           SVP & CFO

  UNION
  BANK OF
  CALIFORNIA



                                 PROMISSORY NOTE
                                   (BASE RATE)



Borrower Name:   SANDISK CORPORATION
Borrower Address: 140 CASPIAN COURT, SUNNYVALE, CA. 94089
Office:  64561
Loan Number:  8159632704 0080000000
Maturity Date:  JULY 15, 1999
Amount: $10,000,000.00



$10,000,000.00                                                Date JULY 15, 1998




FOR VALUE RECEIVED, on JULY 15, 1999, the undersigned ("Debtor") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank'), as indicated below, the principal sum of TEN MILLION AND NO/1 00 Dollars ($1 0,000,000,00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1. INTEREST PAYMENTS. Debtor shall pay interest on the 1 5TH day of each QUARTER (commencing OCTOBER 15, 1998). Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

        a. BASE INTEREST RATE. At Debtor's option, amounts outstanding hereunder in minimum amounts of at least $1 00,000.00 shall bear interest at a rate, based on an index selected by Debtor, which is 1.00% per annum in excess of Bank's LIBOR-Rate for the Interest Period selected by Debtor, acceptable to Bank.

        No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

        To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 1 0:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR-Rate, shall follow the date of such selection by no more than two (2) Business
        Days).

        Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.



        b. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum equal to the Reference Rate, which rate shall vary as and when the Reference Rate changes.

        At any time prior to the maturity of this note, subject to the provisions of paragraph 4, below, of this note, Debtor may borrow, repay and reborrow hereon so long as the total outstanding at any one time does not exceed the principal amount of this note. Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's SANTA CLARA VALLEY CBO Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph l..b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4. PREPAYMENT.

         a. Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whom or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays to Bank the liquidated damages due as a result. Liquidated Damages shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. Liquidated Damages shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between
         (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and lb) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were hold by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity
         Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

        b. In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shag be conclusive.

        c. Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (1) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base
        Interest Rate Loan for the entire Interest Period, and (ii) any prepayment may result in Bank incurring additional costs, expenses or liabilities; and Debtor agrees to pay these liquidated damages as a reasonable estimate of the costs, expenses and liabilities of Bank associated with such prepayment.

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker. endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgment, injunction, decree. writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (1) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note. for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of

California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank' includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: 'Base Interest Rate' means a rate of interest based on the LIBOR-Rate. "Base Interest Rate Loan" means amounts outstanding under this note that bear interest at a Base Interest Rate. 'Base Rate Maturity Date" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. 'Business Day' means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "Interest Period' means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of [one, two or three weeks or one, two, three, four, five, six, nine or twelve months]. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise and on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR Rate" means a per annum rate of interest (rounded upward, if necessary, to the nearest I /1 00 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor's interest rate selection, plus Bank's costs, including the costs, if any, of reserve requirements. 'Origination Date' means the first day of the interest Period. "Reference Rate" means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.


SANDISK CORPORATION


By
   -----------------------------------------------
         Eli Harari, President & CEO

By
   -----------------------------------------------
         Cindy L. Burgdorf, SVP & CFO